UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2021

REDWOOD TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-13759 (Commission File Number)	68-0329422 (I.R.S. Employer Identification No.)

One Belvedere Place
Suite 300
Mill Valley, California 94941
(Address of principal executive offices and Zip Code)

(415) 389-7373
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	RWT	New York Stock Exchange

Item 5.02. Election of Director.

On March 30, 2021, the Board of Directors of Redwood Trust, Inc. (the “Company”) announced that Faith A. Schwartz and Armando Falcon have joined the Board of Directors, to fill the vacancies created by the Board’s decision to increase the size of the Board from eight directors to 10. Ms. Schwartz is expected to serve on the Board’s Audit Committee and Governance and Nominating Committee. Mr. Falcon is expected to serve on the Board’s Compensation Committee and Governance and Nominating Committee.

Ms. Schwartz, age 60, is the President of Housing Finance Strategies, LLC, a professional services and advisory practice focusing on capital markets, rating agencies, and mortgage modernization and innovation, which she founded in 2016. Ms. Schwartz currently serves on the Board of Directors of Gateway First Bank, as well as on the boards of several other privately held mortgage industry-focused companies, including FormFree Holdings Corporation and Class Valuation LLC. From 2013 to 2016, Ms. Schwartz served as Senior Vice President of Federal Practice of CoreLogic, Inc., a provider of property information, insight, analytics and data-enabled solutions. She is also the founder of HOPE NOW Alliance, a public-private initiative launched in 2007 to seek solutions for American families facing foreclosure during the Great Recession. Ms. Schwartz also previously served as Senior Vice President of Government, Housing, and Industry at Option One Mortgage Corporation, a subsidiary of H&R Block, from 2003 to 2007 and as Director of Alternative Markets and Director of National Sales at Freddie Mac between 1997 and 2003. From 2006 to 2009, Ms. Schwartz served on the Federal Reserve Board’s Consumer Advisory Council and in 2010 she founded HOPE LoanPort, a technology non-profit organization that helps families reach and sustain their goal of homeownership. She started her career at Dominion Bancshares Mortgage Company as Vice President of Capital Markets and Wholesale Lending. Ms. Schwartz holds a B.S. from Shippensburg State College and an M.B.A. from the University of Pittsburgh.

Mr. Falcon, age 60, is CEO of Falcon Capital Advisors LLC, a management consulting firm based in Washington, DC, that provides strategic advice and technical assistance to financial services companies, mortgage industry companies, and government agencies on matters involving process reengineering, project management, regulatory compliance, and data analytics, which he founded in 2007. He previously served as the Director of the Office of Federal Housing Enterprise Oversight, and as the General Counsel for the Committee on Banking and Financial Services of the U.S. House of Representatives. Mr. Falcon currently serves on the Board of Directors of the American Stock Transfer and Trust Company and of the Structured Finance Association. Mr. Falcon also serves as an advisor to the Board of Directors of the National Association of Hispanic Real Estate Professionals. Mr. Falcon holds a B.A. from St. Mary’s University, an M.P.P. from Harvard University, and a J.D. from the University of Texas.

Ms. Schwartz and Mr. Falcon will receive compensation for their service as a director as described in the summary of compensation arrangements for non-employee directors set forth in the Company’s Proxy Statement for its 2020 Annual Meeting of Stockholders, a copy of which was filed with the SEC on April 27, 2020, including a pro rated amount of such compensation for service from March 30, 2021 through the date of the Company’s 2021 Annual Meeting of Stockholders.

In connection with the appointments of Ms. Schwartz and Mr. Falcon as directors, the Company will enter into indemnification agreements with each of Ms. Schwartz and Mr. Falcon, which generally require the Company to indemnify and to advance expenses to Ms. Schwartz and Mr. Falcon to the maximum extent permitted by Maryland law. A copy of this form of indemnification agreement is filed as Exhibit 99.3 to the Company’s Current Report on Form 8-K filed on November 16, 2009.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Press Release dated March 30, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 30, 2021	REDWOOD TRUST, INC.

	By:	/s/ Andrew P. Stone
Name: Andrew P. Stone
Title: Executive Vice President, Chief Legal Officer, and Secretary